EXHIBIT 23.1

INDEPENDENT AUDITORS’ CONSENT

The Board of Directors
FLIR Systems, Inc.:

We consent to the incorporation by reference in the registration statements (No. 333-36206, 33-82676, 33-82194, 33-95248, and 333-65063) on Forms S-8 of FLIR Systems, Inc. of our report dated June 26, 2002, with respect to the statement of net assets available for plan benefits of the FLIR Systems, Inc. 401(k) Savings Plan and Trust as of December 31, 2001, and the related statement of changes in net assets available for plan benefits for the year ended December 31, 2001, and the related Supplemental Schedule as of December 31, 2001, which report appears in the December 31, 2001 annual report on Form 11-K of the FLIR Systems, Inc. 401(k) Savings Plan and Trust.

/s/ KPMG LLP

Portland, Oregon
June 26, 2002